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                                                                  EXHIBIT 23.4

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
The Fonda Group, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 19, 1995, relating to the financial statements of The Fonda Group, Inc., which is contained in that Prospectus, and of our report dated January 19, 1995 relating to the Schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Financial Data" and "Experts" in the Prospectus.

                                      /s/ BDO Seidman, LLP
                                          BDO Seidman, LLP

Valhalla, New York
May 29, 1997